UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2010

International Stem Cell Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 000-51891

Delaware	20-4494098
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

2595 Jason Court

Oceanside, CA 92056

(Address of principal executive offices, including zip code)

(760) 940-6383

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 9, 2010, International Stem Cell Corporation (“ISCC” or the “Company”) entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire Capital”) which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $25.0 million of shares of ISCC common stock (the “Purchase Shares”) over the term of the Purchase Agreement. In connection with the execution of the Purchase Agreement, ISCC sold Aspire 333,333 shares of common stock for a total of $500,000. Under the Purchase Agreement, the Company also agreed to pay Aspire Capital a commitment fee of 500,000 shares of its common stock. The Company is not obligated to pay any additional expense reimbursement or any placement agent fees in connection with the transaction.

The Purchase Agreement is intended to provide the Company with a source of capital of up to $25 million over the next three years. The sales price of any shares the Company elects to sell will be known by the Company at the time it makes the decision to sell and will be determined by a formula (described below) based on the price of the Company’s stock over the preceding 12 days. As a result, the Company will be able to sell shares on whatever schedule it believes best suits its needs and is not required to sell any shares unless it deems such sales to be beneficial to the Company.

Summary of terms of Purchase Agreement

Once the Registration Statement (referred to below) is effective, on any day on which the principal market for shares of ISCC common stock is open for trading, over the three-year term of the Purchase Agreement, the Company has the right, in its sole discretion, to provide Aspire Capital with a purchase notice (each, a “Purchase Notice”) directing Aspire Capital to purchase the number of shares of ISCC common stock specified in the Purchase Notice. The number of shares the Company may designate in the Purchase Notice varies based on the closing price of the ISCC common stock on the date of the Purchase Notice. The Company may direct Aspire Capital to purchase up to: (1) 100,000 shares of common stock so long as the closing price is above $0.25; (2) 150,000 shares of common stock so long as the closing price is above $1.25; (3) 200,000 shares of common stock so long as the closing price is above $1.75 and (4) 300,000 shares of common stock so long as the closing price is above $2.25. The purchase price per share (the “Purchase Price”) for each Purchase Notice is the lower of (i) the lowest sale price for the common stock on the date of sale or (ii) the arithmetic average of the three lowest closing sale prices for the common stock during the 12 consecutive business days ending on the business day immediately preceding the purchase date of those securities.

The timing and the number of shares covered by each Purchase Notice are determined in the Company’s sole discretion, and the applicable Purchase Price will be determined prior to delivery of any Purchase Notice. The Company may deliver multiple Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed. There are no trading volume requirements or restrictions under the Purchase Agreement. Aspire Capital has no right to require any sales by the Company, but is obligated to make purchases as directed in accordance with the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions. The Purchase Agreement may be terminated by the Company at any time, at its discretion, without any cost or penalty. Aspire Capital has covenanted not to cause, or engage in any manner whatsoever, any direct or indirect short selling or hedging of ISCC common stock. The Company did not pay any additional amounts to reimburse or otherwise compensate Aspire Capital in connection with the transaction. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

The Company’s net proceeds will depend on the Purchase Price and volume and frequency of the Company’s sales of shares to Aspire Capital; provided, however, that the maximum aggregate proceeds from sales of shares to Aspire Capital under the Purchase Agreement is $25 million. The Company anticipates that delivery of Purchase Notices will be made subject to market conditions, in light of the Company’s capital needs from time to time and under the limitations contained in the Purchase Agreement. The Company expects to use proceeds from sales of shares to Aspire Capital for funding its research and development activities and for general corporate purposes and working capital requirements.

Registration Rights

In connection with the Purchase Agreement, the Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Aspire Capital, dated December 9, 2010. The Registration Rights Agreement provides, among other things, that the Company will register the resale of the commitment fee shares and the shares that have been or may be sold to Aspire Capital (collectively, the “Securities”) by Aspire Capital. The Company further agreed to keep the Registration Statement effective and to indemnify Aspire Capital for certain liabilities in connection with the sale of the Securities under the terms of the Registration Rights Agreement.

The foregoing description of the Purchase Agreement and the Registration Rights Agreement is not a complete description of all the terms of those agreements. For a complete description of all the terms, we refer you to the full text of the Purchase Agreement and Registration Rights Agreement, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Common Stock Purchase Agreement, dated as of December 9, 2010, by and between the Company and Aspire Capital Fund, LLC.

10.2	Registration Rights Agreement, dated as of December 9, 2010, by and between the Company and Aspire Capital Fund, LLC.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL STEM CELL CORPORATION

Date: December 10, 2010	By:	/S/ RAY WOOD
Ray Wood, Chief Financial Officer